Exhibit 99.1
FORWARD-LOOKING STATEMENTS
     This exhibit includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Liquidity and Capital Resources Following the Transactions.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to:
•	our financial performance through the date of the completion of the Transactions (as defined in “Introduction” herein);

•	the possibility that the Transactions may involve unexpected costs;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Transactions;

•	the outcome of any legal proceedings instituted against us or others in connection with the proposed Transactions;

•	the effect of the announcement of the Transactions on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Transactions;

•	changes in interest rates;

•	the amount of the costs, fees, expenses and charges related to the Transactions;

•	diversion of management’s attention from ongoing business concerns; and

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities.
     The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.
     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this exhibit and are expressly qualified in their entirety by the cautionary statements included in this exhibit. Our actual results may differ materially from results anticipated in our forward-looking statements.
MARKET DATA
     Market and industry data throughout this exhibit was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, the Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. rankings, the Veronis Suhler Stevenson Industry Forecast, the Radio Advertising Bureau, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.
     Entities affiliated with Thomas H. Lee Partners, L.P. beneficially own approximately 20.7% of the outstanding shares of capital stock of The Nielsen Company B.V., an affiliate of Nielsen Media Research, Inc. Additionally, officers of Thomas H. Lee Partners, L.P. are members of the governing bodies of Nielsen Finance LLC, The Nielsen Company B.V. and Nielsen Finance Co., each of which are affiliates of Nielsen Media Research, Inc. Information provided by Nielsen Media Research, Inc. is contained in reports that are available to all of the clients of Nielsen Media Research, Inc. and were not commissioned by or prepared for Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC.
INTRODUCTION
     Unless otherwise stated or the context otherwise requires, all references in this exhibit to “Clear Channel,” “we,” “our,” “us” and “Company” refer to Clear Channel Communications, Inc. and its consolidated subsidiaries after giving effect to the Transactions described in this exhibit, references to “CCM Parent” refer to CC Media Holdings, Inc., references to “Merger Sub” refer to BT Triple Crown Merger Co., Inc. and references to the “Fincos” refer to B Triple Crown Finco, LLC and T Triple Crown Finco, LLC. In addition, unless otherwise stated or unless the context otherwise requires, all references in this exhibit to the “merger agreement” refer to the Agreement and Plan of Merger, dated November 16, 2006, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, by and among Clear Channel, Merger Sub, the Fincos and CCM Parent, and all references to the “merger” refer to the merger contemplated by the merger agreement. Upon satisfaction of the conditions set forth in the merger agreement, Merger Sub will merge with and into Clear Channel, with Clear Channel continuing as the surviving corporation. We refer to the merger, the financing transactions to be consummated in connection with the merger, and the application of proceeds thereof, including the repayment of certain of our existing indebtedness, as the “Transactions.”
OVERVIEW
     We are the largest outdoor media and the largest radio company in the world, with leading market positions in each of our operating segments: Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting.
•	Americas Outdoor Advertising. We are the largest outdoor media company in the Americas, which includes the United States, Canada and Latin America. We own or operate approximately 209,000 displays in our Americas Outdoor Advertising segment. Our outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars which we believe are in premier real estate locations in each of our markets throughout the Americas. We have operations in 49 of the top 50 markets in the United States, including all of the top 20 markets. For the last twelve months ended March 31, 2008, Americas Outdoor Advertising represented 21% of our net revenue and 27% of pro forma Adjusted EBITDA.

•	International Outdoor Advertising. We are a leading outdoor media company internationally with operations in Asia, Australia and Europe. We own or operate approximately 688,000 displays in 34 countries, including key positions in attractive international growth markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the last twelve months ended March 31, 2008, International Outdoor Advertising represented 26% of our net revenue and 14% of pro forma Adjusted EBITDA.

•	Radio Broadcasting. We are the largest radio broadcaster in the United States. As of December 31, 2007, we owned 890 domestic radio stations, with 275 stations operating in the top 50 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of approximately 103 million individuals. In addition, we owned 115 smaller market non-core radio stations, of which 63 were sold subsequent to December 31, 2007, and 32 of which were subject to sale under definitive asset purchase agreements at March 31, 2008. We also operate a national radio network that produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular syndicated programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy. We also own various sports, news and agriculture networks as well as equity interests in various international radio broadcasting companies located in Australia,

Mexico and New Zealand. For the last twelve months ended March 31, 2008, Radio Broadcasting represented 50% of our net revenue and 58% of pro forma Adjusted EBITDA.

•	Other. The “other” (“Other”) category includes our media representation business, Katz Media Group, Inc. (“Katz Media”), and general support services and initiatives which are ancillary to our other businesses. Katz Media is a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Katz Media represents over 3,200 radio stations and 380 television stations. For the last twelve months ended March 31, 2008, the Other category represented 3% of our net revenue and 1% of pro forma Adjusted EBITDA.
     For the last twelve months ended March 31, 2008, we generated consolidated net revenues of $6,980 million and pro forma Adjusted EBITDA of $2,302 million.
Our Strengths
     Global Scale and Local Market Leadership. We are the largest outdoor media and the largest radio company in the world. We believe we have unmatched asset quality in both businesses. We operate over 897,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We own 890 radio stations in the top United States markets with strong signals and brand names. Our real estate locations, signals and brands provide a distinct local competitive advantage. Our global scale enables productive and cost-effective investment across our portfolio, which support our strong competitive position.
•	Our outdoor advertising business is focused on urban markets with dense populations. Our real estate locations in these urban markets provide outstanding reach and therefore a compelling value proposition for our advertisers, enabling us to achieve more attractive economics. In the United States, we believe we hold the #1 market share in eight of the top 10 markets and are either #1 or #2 in 18 of the top 20 markets. Internationally, we believe we hold leading positions in France, Italy, Spain and the United Kingdom, as well as several attractive growth countries, including Australia and China.

•	Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will continue to support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs.

•	We own the #1 or #2 ranked radio station clusters in eight of the top 10 markets and in 18 of the top 25 markets in the United States. We have an average market share of 26% in the top 25 markets. With a total weekly listening base of approximately 103 million individuals, our portfolio of 890 stations generated twice the revenue as the next largest competitor in 2007. With over 5,000 sales people in local markets, we believe the aggregation of our local sales forces comprises the media industry’s largest local-based sales force with national scope. Our national scope has facilitated cost-effective investment in unique yield management and pricing systems that enable our local salespeople to maximize revenue. Additionally, our scale has allowed us to implement industry-changing initiatives that we believe differentiate us from the rest of the radio industry and position us to outperform other radio broadcasters.
     Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets.
•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. As a result, our existing billboards in top demographic areas, which we believe are in premier locations, have significant value.

•	Ownership and operation of radio broadcast stations is governed by the Federal Communications Commission’s (“FCC”) licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are also able to operate our market clusters efficiently by eliminating duplicative operating expenses and realizing economies of scale.
     Attractive Out-of-home Industry Fundamentals. Both outdoor advertising and radio broadcasting offer compelling value propositions to advertisers, unparalleled reach and valuable out-of-home positions.
•	Compelling Value Propositions. Outdoor media and radio broadcasting offer compelling value propositions to advertisers by providing the #1 and #2 most cost-effective media advertising outlets, respectively, as measured by cost per thousand persons reached (“CPM”). According to the Radio Advertising Bureau, radio advertising’s return on investment is 49% higher than that of television advertising. With low CPMs, we believe outdoor media and radio broadcasting have opportunity for growth even in relatively softer advertising environments.

•	Unparalleled Audience Reach. According to Arbitron, 98% of Americans travel in a car each month, with an average of 310 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase. Additionally, radio programming reaches 93% of all United States consumers in a given week, with the average consumer listening for almost three hours per day. On a weekly basis, this represents nearly 233 million unique listeners.

•	Valuable Out-of-home Position. Both outdoor media and radio broadcasting reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (outdoor and radio) garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.
     Consistent, Defensible Growth Profile. Both outdoor advertising and radio in the United States have demonstrated consistent growth over the last 40 years and are resilient in economic downturns.
•	United States outdoor advertising revenue has grown to approximately $7 billion in 2007, representing a 9% compound annual growth rate (“CAGR”) since 1970. Growth has come via traditional billboards along highways and major roadways, as well as alternative advertising including transit displays, street furniture and mall displays. The outdoor industry has experienced only two negative growth years between 1970 and 2007. Additionally, the growth rate in the two years following an economic recession has averaged 8%. Outdoor media continues to be one of the fastest growing forms of advertising. According to the eMarketer industry forecast, total outdoor advertising is expected to grow at an 8% CAGR from 2007 to 2011, driven by an increased share of media spending due to the high value proposition of outdoor relative to other media and the rollout of digital billboards.

•	United States radio advertising revenue has grown to approximately $19 billion in 2007, representing an 8% CAGR since 1970. Radio broadcasting has been one of the most resilient forms of advertising, weathering several competitive and technological advancements over time, including the introduction of television, audio cassettes, CDs and other portable audio devices, and remaining an important component of local advertiser marketing budgets. The radio industry has experienced only three negative growth years from 1970 through 2007. Historically, the growth rate in the two years following an economic recession has averaged 9%. While revenue in the radio industry (according to the Radio Advertising Bureau) declined during 2007 and the first three months of 2008, the eMarketer industry forecast expects radio broadcast advertising to grow at a stable 3% CAGR from 2007 to 2011. We expect growth to be driven by increased advertising, due to a captive audience spending more time in their cars and the adoption of new technologies such as high definition (“HD”) radio.
     Strong Cash Flow Generation. We have strong operating margins, driven by our significant scale and leading market share in both outdoor advertising and radio broadcasting. In addition, both outdoor media and radio broadcasting are low capital intensity businesses. For the twelve months ended March 31, 2008, our capital expenditures were only 6% of net revenue with maintenance capital expenditures comprising only 3% of net revenue. The change in net working capital from

2006 to 2007 was approximately 0.08% of net revenue. As a result of our high margins and low capital requirements, we have been able to convert a significant portion of our revenue into cash flow. By continuing to grow our business while maintaining costs, we expect to further improve our cash flow generation.
     Individual, Saleable Assets with High Value. Our business is comprised of numerous individual operating units, independently successful in local markets throughout the United States and the rest of the world. This creates tremendous asset value, with outdoor media and radio broadcasting businesses that are saleable at attractive multiples. Furthermore, at March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years.
     Business Diversity Provides Stability. Currently, approximately half of our revenue is generated from our Americas Outdoor Advertising and our International Outdoor Advertising segments, with the remaining half comprised of our Radio Broadcasting segment, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Further, we enjoy substantial diversity in our outdoor business, with no market and no ad category greater than 8% of our 2007 outdoor revenue. We also enjoy substantial diversity in our radio business, with no market greater than 9%, no format greater than 18%, and no ad category greater than 19% of our 2007 radio revenue. Through our multiple business units, we are able to reduce revenue volatility resulting from softness in any one advertising category or geographic market.
     Experienced Management Team and Entrepreneurial Culture. We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain radio and outdoor senior managers possess an average of 20 years of industry experience, and have combined experience of over 220 years. The core of the executive management team includes Chief Executive Officer Mark P. Mays, who has been with the Company for over 19 years, and President and Chief Financial Officer Randall T. Mays, who has been with the Company for over 15 years. We also maintain an entrepreneurial culture empowering local market managers to operate their markets as separate profit centers, subject to centralized oversight. A portion of our managers’ compensation is dependent upon the financial success of their individual market. Our managers also have full access to our centralized resources, including sales training, research tools, shared best practices, global procurement and financial and legal support. Our culture and our centralization allow our local managers to maximize cash flow.
Our Strategy
     Our goal is to strengthen our position as a leading global media company specializing in “out-of-home” advertising and to maximize cash flow. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:
Outdoor
     We seek to capitalize on our global outdoor network and diversified product mix to maximize revenue and cash flow. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes throughout the markets in which we operate. Our diversified product mix and long-standing presence in many of our existing markets provide us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.
     Drive Outdoor Media Spending. Outdoor advertising only represented 2.4% of total dollars spent on advertising in the United States in 2007. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by highlighting the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved demographic measurements of outdoor advertising. We believe that these measurement systems will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth. According to the eMarketer industry forecast, outdoor advertising’s share of total advertising spending will grow by approximately 34% from 2007 to 2011.

     Increase Our Share of Outdoor Media Spending. Domestically, we own and operate billboards on real estate in the highest trafficked areas of top markets—a compelling advertising opportunity for both local and national businesses. Internationally, we own and operate a variety of outdoor displays on real estate in large urban areas. We intend to continue to work toward ensuring that our customers have a superior experience by leveraging our unparalleled presence and our best-in-class sales force, and by increasing our focus on customer satisfaction and improved measurement systems. We believe our commitment to superior customer service, highlighted by our unique “Proof of Performance” system, and our superior products led to over 12,000 new advertisers in 2007. We have generated growth in many categories, including telecom, automotive and retail.
     Roll Out Digital Billboards. Advances in electronic displays, including flat screens, LCDs and LEDs, allow us to provide these technologies as complements to traditional methods of outdoor advertising. These electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change static advertisements on a large number of displays. Digital outdoor advertising provides numerous advantages to advertisers, including the unprecedented flexibility to change messaging over the course of a day, the ability to quickly change messaging and the ability to enhance targeting by reaching different demographics at different times of day. Digital outdoor displays provide us with advantages, as they are operationally efficient and eliminate safety issues from manual copy changes. Additionally, digital outdoor displays have, at times, enhanced our relationship with regulators, as in certain circumstances we have offered emergency messaging services and public service announcements on our digital boards. We recently began converting a limited number of vinyl boards to networked digital boards. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs. We believe that the costs of digital upgrades will decrease over time as technologies improve and more digital boards come to market.
Radio
     Our radio broadcasting strategy centers on providing programming and services to the local communities in which we operate and being a contributing member of those communities. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers, thereby growing revenue and cash flow. Our radio broadcasting strategy also entails improving the ongoing operations of our stations through effective programming, promotion, marketing, sales and careful management of costs and expanded distribution of content.
     Drive Local and National Advertising. We intend to drive growth in our radio business via a strong focus on yield management, increased sales force effectiveness and expansion of our sales channels. In late 2004, we implemented what we believe are industry-leading price and yield optimization systems and invested in new information systems, which provide station level inventory yield and pricing information previously unavailable in the industry. We shifted our sales force compensation plan from a straight “volume-based” commission percentages system to a “value-based” system to reward success in optimizing price and inventory. We believe that utilization of our unique systems throughout our distribution and sales platform will drive continued revenue growth in excess of market radio revenue growth. We also intend to focus on driving advertisers to our radio stations through new sales channels and partnerships. For example, we recently formed an alliance with Google whereby we have gained access to an entirely new group of advertisers within a new and complementary sales channel.
     Continue to Capitalize on “Less is More.” In late 2004, we launched the Less is More initiative to position the Company for long-term radio growth. The implementation of the Less is More initiative reduced advertising clutter, enhanced listener experience and improved radio’s attractiveness as a medium for advertisers. On average, we reduced ad inventory by 20% and promotion time by 50%, which has led to more time for listeners to enjoy our compelling content. In addition, we changed our available advertising spots from 60 second ads to a combination of 60, 30, 15 and five second ads in order to give advertisers more flexibility. As anticipated, our reduction in ad inventory led to a decline in Radio Broadcasting revenue in 2005. Revenue growth of 6% followed in 2006, outperforming an index of other radio broadcasters. We continued to outperform the radio industry in 2007. Our Less is More strategy has separated us from our competitors and we believe it positions us to continue to outperform the radio industry.
     Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent and our Premiere Radio Network offers over 70 syndicated radio programs and services for more than 5,000 radio stations across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations. Finally, we are continually expanding content choices for our listeners, including utilization of HD radio, Internet and other distribution channels with complementary formats. Ultimately, compelling content improves audience share which, in turn, drives revenue and cash flow generation.
     Deliver Content via New Distribution Technologies. We intend to drive company and industry development through new distribution technologies. Some examples of such innovation are as follows:
•	Alternative Devices. The FM radio feature is increasingly integrated into MP3 players and cell phones. This should expand FM listenership by “putting a radio in every pocket” with free music and local content and represents the first meaningful increase in the radio installed base in more than 25 years.

•	HD Radio. HD radio enables crystal clear reception, interactive features, data services and new applications. For example, the interactive capabilities of HD radio will potentially permit us to participate in commercial download services. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. On December 6, 2005, we joined a consortium of radio operators in announcing plans to create the HD Digital Radio Alliance to lobby auto makers, radio manufacturers and retailers for the rollout of digital radios. We plan to continue to develop compelling HD content and applications and to support the alliance to foster industry conversion. We currently operate 804 HD stations, comprised of 454 HD and 350 HD2 signals.

•	Internet. Clear Channel websites had over 10.5 million unique visitors in April 2008, making the collection of these websites one of the top five trafficked music websites. Streaming audio via the Internet provides increased listener reach and new listener applications as well as new advertising capabilities.

•	Mobile. We have pioneered mobile applications which allow subscribers to use their cell phones to interact directly with the station, including finding titles or artists, requesting songs and downloading station wallpapers.
Consolidated
     Maintain High Free Cash Flow Conversion. Our business segments benefit from high margins and low capital intensity, which leads to strong free cash flow generation. We intend to closely manage expense growth and to continue to focus on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets and continually look for innovative ways to contain costs. Historically, we have been able to contain costs in all of our segments during periods of slower revenue growth. For example, while our Radio Broadcasting segment experienced flat growth in net revenue for the year ended December 31, 2007, we were able to reduce Radio Broadcasting operating expenses and increase Radio Broadcasting operating income by 1% during this period. We will continue to seek new ways of reducing costs across our global network. We also intend to deploy growth capital with discipline to generate continued high free cash flow yield.
     Pursue Strategic Opportunities and Optimize Our Portfolio of Assets. An inherent benefit of both our outdoor advertising and radio broadcasting businesses is that they represent a collection of saleable assets at attractive multiples. Furthermore, at March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years. We continually evaluate strategic opportunities both within and outside our existing lines of business and may from time to time sell, swap, or purchase assets or businesses in order to maximize the efficiency of our portfolio.
RECENT DEVELOPMENTS
Sale of Certain Radio Stations
     On November 16, 2006, we announced plans to sell 448 non-core radio stations. During the first quarter of 2008, we revised our plans to sell 173 of these stations because we determined that market conditions were not advantageous to complete the sales. We intend to hold and operate these stations.

     Since November 16, 2006, we have sold 223 non-core radio stations. In addition, we have 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. However, we continue to actively market these radio stations and they continue to meet the criteria for classification as discontinued operations.
The following table presents the activity related to our planned divestitures of radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448

Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“non-core” radio stations)	275

Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52

Non-core radio stations under definitive asset purchase agreements	(32)

Non-core radio stations being marketed for sale	20

     In addition to the non-core radio stations mentioned above, we had definitive asset purchase agreements for eight radio stations at March 31, 2008. Through May 7, 2008, we executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008.
     The closing of these radio sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The sale of these assets is not a condition to the closing of the Transactions and is not contingent on the closing of the Transactions.
Sale of Our Television Business
     On November 16, 2006, we announced plans to sell all of our television stations. We entered into a definitive agreement on April 20, 2007 with an affiliate of Providence Equity Partners Inc. (“Providence”) to sell our television business. The FCC issued its consent order on November 29, 2007 approving the assignment of our television station licenses to the affiliate of Providence. On March 14, 2008, we completed the sale of all of our television stations to an affiliate of Providence for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital.
Sale of Certain Equity Investments
     On January 17, 2008, we entered into an agreement to sell our equity investment in Clear Channel Independent, an out-of-home advertising company with operations in South Africa and other sub-Saharan countries. We closed the transaction on March 28, 2008.
     On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.
THE TRANSACTIONS
Overview
     Upon the satisfaction of the conditions set forth in the merger agreement, CCM Parent will acquire Clear Channel. The acquisition will be effected by the merger of Merger Sub with and into Clear Channel. As a result of the merger, Clear Channel will become a wholly-owned subsidiary of CCM Parent, held indirectly through intermediate holding companies. The merger agreement contains representations, warranties and covenants with respect to the conduct of the business and certain closing conditions. Although there are no remaining regulatory approvals required in order to consummate the Transactions, the adoption of the merger agreement is subject to the approval of our shareholders. Following the Transactions, CCM Parent will be a public company and Clear Channel will no longer be a public company.
Capital Structure of CCM Parent Following the Transactions
     The following discussion assumes the approval of the adoption of the merger agreement by our shareholders.
     One or more new entities controlled by Bain Capital Investors, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) and their co-investors will acquire directly or indirectly through newly formed companies (each of which will be ultimately controlled jointly by the Sponsors) shares of stock in CCM Parent. At the effective time of the merger, those shares will represent, in the aggregate, between 66% and 82% (whether measured by voting power or economic interest) of the equity of CCM Parent, depending on the percentage of shares certain members of our management commit, or are permitted and subsequently elect, to rollover and the number of shares issued to our public shareholders pursuant to the merger agreement, as more fully described below. The capital stock held by the Sponsors will consist of a combination of shares of “strong voting” Class B common stock and nonvoting Class C common stock of CCM Parent with aggregate votes equal to one vote per share. As an illustration only, assuming there were one million shares of Class B common stock issued and outstanding and nine million shares of Class C common stock issued and outstanding, then each share of Class B common stock would have ten votes; and therefore, in the aggregate the Class B common stock would be entitled to ten million votes (a total number of votes equal to the total number of shares of Class B common stock and Class C common stock outstanding).
     At the effective time of the merger, our shareholders who elect to receive cash consideration in connection with the merger will receive $36.00 in cash for each pre-merger share of our outstanding common stock they own, subject to the payment of additional equity consideration (defined below), if applicable. Pursuant to the merger agreement, as an alternative to receiving the $36.00 per share cash consideration, our shareholders will be offered the opportunity to exchange some or all of their pre-merger shares on a one-for-one basis for shares of Class A common stock in CCM Parent, subject to aggregate and individual caps discussed below (“stock elections”). Shares of Class A common stock are entitled to one vote per share. Each share of Class A common stock, Class B common stock and Class C common stock will have the same economic rights.
     The merger agreement provides that no more than 30% of the capital stock of CCM Parent is issuable pursuant to stock elections in exchange for our outstanding common stock, including shares issuable upon conversion of our outstanding options. If our shareholders make stock elections exceeding the 30% aggregate cap, then each shareholder (other than certain shareholders who have separately agreed with CCM Parent to make stock elections with respect to an aggregate of 13,888,890 shares of our common stock whose respective stock elections are subject to proration only in the event of a reduction in the equity financing funded by the Sponsors and their co-investors) will receive a proportionate allocation of shares of CCM Parent’s Class A common stock. Furthermore, no shareholder making a stock election may receive more than 11,111,112 shares of Class A common stock of CCM Parent in connection with the merger. Our shareholders which are subject to proration or the individual cap will receive $36.00 per share cash consideration for such prorated or capped shares, subject to the payment of additional equity consideration, if applicable.
     In limited circumstances, our shareholders electing to receive cash consideration for some or all of their shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options, will, on a pro rata basis, instead be issued shares of CCM Parent’s Class A common stock (“additional equity consideration”). CCM Parent may reduce the cash consideration to be paid to our shareholders in the event the total funds that CCM Parent determines it needs to fund the Transactions exceed the total funds available to CCM Parent in connection with the Transactions, as described more fully in “Use of Proceeds” herein. If CCM Parent elects to reduce the cash consideration based on such determination, CCM Parent may reduce the cash consideration to be paid to our shareholders by an amount not to exceed 1/36th of the total amount of cash consideration that our shareholders elected to receive and, in lieu thereof, issue shares of Class A common stock to such shareholders. The issuance of any additional equity consideration may result in the issuance of more than 30% of the total shares of capital stock of CCM Parent in exchange for shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options.

     The merger agreement provides for payment of additional cash consideration if the merger closes after November 1, 2008 (“additional cash consideration”). If the merger is consummated after November 1, 2008, but on or before December 1, 2008, our shareholders will receive additional cash consideration based upon the number of days elapsed since November 1, 2008 (including November 1, 2008), equal to $36.00 multiplied by 4.5% per annum, per share. If the merger is consummated after December 1, 2008, the additional cash consideration will increase and our shareholders will receive additional cash consideration based on the number of days elapsed since December 1, 2008 (including December 1, 2008), equal to $36.00 multiplied by 6% per annum, per share (plus the additional cash consideration accrued during November 2008).
Equity Rollover by Our Management and Related Equity Arrangements
     In connection with the merger agreement, the Fincos and Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays entered into a letter agreement, as supplemented on May 17, 2007, and as further supplemented on May 13, 2008 (the “Letter Agreement”). Pursuant to the Letter Agreement, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays agreed to roll over unrestricted common stock, restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel, with an aggregate value of approximately $45 million, in exchange for equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
     In connection with the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays committed to a rollover exchange pursuant to which they will surrender a portion of the equity securities of Clear Channel they own, with a value of $10 million ($20 million in the aggregate), in exchange for $10 million worth of the equity securities of CCM Parent ($20 million in the aggregate, based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). In May 2007, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays and certain members of our management received grants of restricted equity securities of Clear Channel (the “May 2007 equity grants”). Each of Messrs. Mark P. Mays and Randall T. Mays’ May 2007 equity grants, individually valued at approximately $2.9 million, will be used to reduce their respective $10 million rollover commitments. The remainder of Messrs. Mark P. Mays and Randall T. Mays’ rollover commitments will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.
     Furthermore, in connection with the Transactions and pursuant to the Letter Agreement, Mr. L. Lowry Mays committed to a rollover exchange pursuant to which he will surrender a portion of the equity securities of Clear Channel he owns, with an aggregate value of $25 million, in exchange for $25 million worth of the equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). Mr. L. Lowry Mays’ May 2007 equity grant, valued at approximately $1.4 million, will be used to reduce his $25 million rollover commitment. The remainder of Mr. L. Lowry Mays’ rollover commitment will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.
     Pursuant to the Letter Agreement and the escrow agreement described herein, by May 28, 2008, each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays deposited into escrow unrestricted shares of Clear Channel common stock and vested Clear Channel stock options that will be used to satisfy a portion of the foregoing equity commitments.
     In addition to the foregoing rollover arrangements, upon the consummation of the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays will each receive a grant of approximately $20 million worth of shares of Class A common stock of CCM Parent, subject to certain vesting requirements, pursuant to their new employment arrangements with CCM Parent. Furthermore, each of Mr. Mark P. Mays and Mr. Randall T. Mays will receive grants of options equal to 2.5% of the fully diluted equity of CCM Parent upon the consummation of the Transactions.
     The merger agreement contemplates that the Fincos and CCM Parent may agree to permit certain members of our management to elect that some of their outstanding shares of our common stock, including shares issuable upon conversion of our outstanding options, and shares of our restricted stock be converted into shares or options to purchase shares of CCM Parent Class A common stock following the consummation of the merger. We contemplate that such conversions, if any, would be based on the fair market value on the date of conversion, which we contemplate to be the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger, and would also, in the case of our stock options, preserve the aggregate spread value of the rolled options. As of the date of this exhibit, except for the Letter Agreement and with respect to shares of restricted stock discussed below, no member of our management nor any of our directors has entered into any agreement, arrangement, or understanding regarding any such arrangements. However, unvested options to acquire a maximum of 225,704 shares of Clear Channel common stock that are not “in the money” on the date of the merger may not, by their terms, be cancelled prior to their stated expiration date; the Fincos and Merger Sub have agreed to allow these stock options to be converted into stock options to acquire shares of CCM Parent Class A common stock.
     The Fincos and Merger Sub have informed us that they anticipate converting approximately 625,000 shares of Clear Channel restricted stock held by management and employees pursuant to the May 2007 equity grants into CCM Parent Class A common stock on a one-for-one basis. Such CCM Parent Class A common stock will continue to vest ratably on each of the next three anniversaries of the date of grant in accordance with their terms. The Fincos and Merger Sub have also informed us that they anticipate offering to certain members of our management and certain of our employees the opportunity to purchase up to an aggregate of $15 million of equity interests in CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
     Other than with respect to 580,361 shares of our common stock included within Mr. L. Lowry Mays’ rollover commitment described above, shares of CCM Parent Class A common stock issued pursuant to the foregoing arrangements will not reduce the shares of CCM Parent Class A common stock available for issuance as stock consideration.
Tender Offers and Consent Solicitations
     On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750.0 million principal amount of our 7.65% senior notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, we had received tenders and consents representing 99% of our outstanding 7.65% senior notes due 2010.
     Also on December 17, AMFM Operating Inc. commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, AMFM Operating Inc. had received tenders and consents representing 99% of the outstanding 8% senior notes due 2008.
     As a result of receiving the requisite consents, we and AMFM Operating Inc. entered into supplemental indentures which eliminate substantially all the restrictive covenants in the indenture governing the respective notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes, as applicable.
     We may elect to terminate the tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010 and relaunch a new tender offer and consent solicitation for our senior notes due 2010 prior to the consummation of the Transactions. AMFM Operating Inc. anticipates extending the tender offer and consent solicitation for its outstanding 8% senior notes due 2008.
     Each of the tender offers is conditioned upon the consummation of our merger. The completion of the merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table sets forth our summary historical and unaudited pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data for, and as of, the years ended December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements. The summary historical financial data for, and as of, the three-month periods ended March 31, 2008 and 2007 are derived from our unaudited consolidated financial statements. In the opinion of management, the interim data reflects all adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of the results for the interim periods. The selected historical financial data for the years ended December 31, 2007, 2006 and 2005 and for each of the three-month periods ended March 31, 2008 and 2007 are included elsewhere in this exhibit. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.
     The unaudited pro forma financial data for, and as of, the last twelve months ended March 31, 2008 gives effect to the Transactions in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We have derived the pro forma financial data for the last twelve months ended March 31, 2008 by adding the pro forma financial data for the year ended December 31, 2007 and the pro forma financial data for the three months ended March 31, 2008 and subtracting the pro forma financial data for the three months ended March 31, 2007. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the Transactions occurred at any date, nor does such data purport to project the results of operations for any future period.
     The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission and with “Unaudited Pro Forma Condensed Consolidated Financial Statements” appearing in this exhibit. The amounts in the tables may not add due to rounding.

	Historical					Pro Forma
	Year ended			Three Months		Twelve Months
	December 31,			Ended March 31,		Ended March 31,
	2007	2006	2005	2008	2007	2008 (1)
	(Dollars in millions)			(unaudited)		(unaudited)
Statement of Operations:
Revenue	$6,921	$6,568	$6,127	$1,564	$1,505	$6,980
Direct operating expenses (excludes depreciation and amortization) (2)	2,733	2,532	2,352	706	628	2,811
Selling, general and administrative expenses (excludes depreciation and amortization) (2)	1,762	1,709	1,651	426	416	1,772
Depreciation and amortization	567	600	594	152	140	694
Corporate expenses (excludes depreciation and amortization) (2)	181	196	167	46	48	189
Merger expenses	7	8	—	1	2	—
Gain on disposition of assets—net	14	71	50	2	7	9

Operating income	1,685	1,594	1,413	235	278	1,523
Interest expense	452	484	443	100	118	1,633
Gain (loss) on marketable securities	7	2	(1)	6	1	13
Equity in earnings of nonconsolidated affiliates	35	38	38	83	5	113
Other income (expense)—net	6	(9)	11	12	—	17

Income before income taxes, minority interest and discontinued operations	1,281	1,141	1,018	236	166	33
Income tax benefit (expense)	(441)	(470)	(403)	(67)	(71)	60
Minority interest expense, net of tax	47	32	18	8	—	55

Income before discontinued operations	793	639	597	161	95	$38

Income from discontinued operations, net	146	53	339	638	7

Net income	$939	$692	$936	$799	$102

Cash Flow Data:
Cash interest expense (3)	$462	$461	$430	$122	$142	$1,415
Capital expenditures (4)	363	337	303	94	65	392
Net cash provided by operating activities	$1,576	$1,748	$1,304	$368	$321
Net cash used in investing activities	(483)	(607)	(350)	(154)	(71)

	Historical					Pro Forma
	Year ended			Three Months		Twelve Months
	December 31,			Ended March 31,		Ended March 31,
	2007	2006	2005	2008	2007	2008 (1)
	(Dollars in millions)			(unaudited)		(unaudited)
Net cash used in financing activities	(1,431)	(1,179)	(1,061)	(754)	(283)
Net cash provided by discontinued operations	366	69	157	998	26
Other Financial Data:
Total debt (5)						$19,861
Total guaranteed/subsidiary debt (6)						16,530
EBITDA (7)	$2,293	$2,223	$2,056	$482	$423	2,347
OIBDAN (7)	2,289	2,173	1,963	396	421	2,263
Adjusted EBITDA (7)						2,302
Ratio of total debt to Adjusted EBITDA						8.6	x
Ratio of total guaranteed/subsidiary debt to Adjusted EBITDA						7.2	x
Balance Sheet Data:
Cash and cash equivalents	$145	$116	$84	$602	$109	$433
Working capital (8)	856	850	748	846	773	889
Total assets	18,806	18,887	18,719	19,053	18,686	28,499
Total debt	6,575	7,663	7,047	5,942	7,425	19,861
Shareholders’ equity (9)	8,797	8,042	8,826	9,662	8,129	2,644

(1)	Information for the twelve months ended March 31, 2008 is presented on a pro forma basis to give effect to the merger transaction. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(2)	Includes non-cash compensation expense.

(3)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and purchase accounting discount. Pro forma cash interest expense assumes that the PIK Election has not been made. The “PIK Election” refers to the option of Clear Channel to pay interest by increasing the principal amount of the senior toggle notes or issuing new senior toggle notes. The actual interest rates on the indebtedness incurred to consummate the Transactions and this offering could vary from those used to compute cash interest expense.

(4)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(5)	Represents the sum of the indebtedness to be incurred in connection with the closing of the Transactions, which will be guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and existing indebtedness of us and our restricted subsidiaries anticipated to remain outstanding after the closing of the Transactions.

The existing indebtedness amount reflects purchase accounting fair value adjustments of a negative $931 million related to our existing senior notes.

(6)	Represents total debt described in footnote 5 above, less the amount of our existing senior notes anticipated to remain outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(7)	The following table discloses the Company’s EBITDA (income (loss) from continuing operations before interest expense, income tax (benefit) expense, depreciation and amortization, (gain) loss on marketable securities and minority interest expense, net of tax), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: merger expenses; gain (loss) on disposition of assets—net; equity in earnings of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for the annual management fee to be paid to the Sponsors, if any, and other items described below), which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations and cash flows. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•	EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures.
The following table summarizes the calculation of the Company’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s net income (loss) from continuing operations for the periods indicated:

	Historical					Pro Forma
						Twelve Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,
	2007	2006	2005	2008	2007	2008(a)
	(Dollars in millions)			(unaudited)		(unaudited)
Income (loss) from continuing operations	$793	$639	$597	$161	$95	$38
Interest expense	452	484	443	100	118	1,633
Income tax (benefit) expense	441	470	403	67	71	(60)
Depreciation and amortization	567	600	594	152	140	694

	Historical					Pro Forma
						Twelve Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,
	2007	2006	2005	2008	2007	2008(a)
	(Dollars in millions)			(unaudited)		(unaudited)
(Gain) loss on marketable securities	(7)	(2)	1	(6)	(1)	(13)
Minority interest expense, net of tax	47	32	18	8	—	55

EBITDA	$2,293	$2,223	$2,056	$482	$423	$2,347
Non-cash compensation	44	42	6	10	8	55
Gain on disposition of assets—net	(14)	(71)	(50)	(2)	(7)	(9)
Merger expenses	7	8	—	1	2	—
Equity in earnings of nonconsolidated affiliates	(35)	(38)	(38)	(83)	(5)	(113)
Other (income) expense—net	(6)	9	(11)	(12)	—	(17)

OIBDAN	$2,289	$2,173	$1,963	$396	$421	$2,263

Cash received from nonconsolidated affiliates (b)						32
Non-core radio EBITDA (c)						3
Non-cash rent expense (d)						4

Adjusted EBITDA						$2,302

(a)	Information for the twelve months ended March 31, 2008 is presented on a pro forma basis to give effect to the merger transaction. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(b)	Represents expected recurring cash dividends received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(c)	Represents the EBITDA from our non-core radio stations that were not sold as of March 31, 2008 and whose results of operations are included in “Income from discontinued operations, net” in the income statement.

(d)	Represents the difference between cash rent expense and GAAP rent expense.
(8)	Working capital is defined as (i) current assets except for cash, cash from discontinued operations, income taxes receivable and current deferred tax assets less (ii) current liabilities except for current portion of long-term debt, accrued interest, income taxes payable, current deferred tax liabilities and income taxes payable from discontinued operations.

(9)	The pro forma amount represents total shareholders’ equity from equity investments of $3,449 million, excluding $40 million of restricted stock of CCM Parent, presented on a pro forma basis less accounting adjustments of $805 million mainly related to continuing shareholders’ basis in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”).

USE OF PROCEEDS
     The following table sets forth our estimated sources and uses in connection with the Transactions, based on our estimates of certain assets and liabilities at closing and fees and expenses to be incurred as if the Transactions had occurred on March 31, 2008. The actual amounts of such sources and uses will differ on the actual closing date of the Transactions.

Sources		Uses
(In millions)		(In millions)
Senior secured credit facilities:		Purchase of common stock (8)	$17,959
Revolving credit facility (1)		Refinance existing debt (9)	1,593
Domestic based borrowings	—	Existing debt to remain outstanding (6)	4,394
Foreign subsidiary borrowings	$80	Fees, expenses and other related costs of the Transactions (10)	547
Term loan A facility (2)	1,425
Term loan B facility (3)	10,700
Term loan C—asset sale facility (4)	706
Delayed draw term loan facilities (5)	750
Receivables based credit facility (2)	440
Senior cash pay notes offered in connection with the Transactions	980
Senior toggle notes offered in connection with the Transactions	1,330
Cash	169
Existing debt to remain outstanding (6)	4,394
Common equity (7)	3,519

Total Sources	$24,493	Total Uses	$24,493

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.

(2)	The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

(6)	We anticipate that a portion of our existing senior notes and other existing subsidiary indebtedness will remain outstanding after the closing of the Transactions. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness that is estimated to remain outstanding is $4,275 million and $119 million, respectively, at March 31, 2008. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010 and the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(7)	Represents total equity as a result of rollover equity of our existing shareholders who have elected to receive shares of CCM Parent as merger consideration, rollover equity from the Mays family, restricted stock and estimated cash equity contributed to us indirectly by CCM Parent from cash equity investments in CCM Parent by entities associated with the Sponsors and their co-investors. Actual cash equity would be decreased by the amount of Clear Channel cash available on the closing date to be used in the Transactions, subject to a minimum of $3,000 million total equity.

(8)	The amount assumes, as of March 31, 2008, approximately 498.0 million issued and outstanding common shares and the settlement of 836,800 outstanding employee stock options at a per share price of $36.00, payable in either cash or rollover equity as selected by existing shareholders (subject to aggregate caps and individual limits).

(9)	Represents the refinancing of $125 million of our senior notes due June 2008, the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008 and the repurchase of $750 million of our outstanding senior notes due 2010, plus any premiums related thereto and accrued and unpaid interest thereon.

(10)	Reflects estimated fees, expenses and other costs incurred in connection with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, costs associated with certain restricted stock grants to management, change-in-control payments, excess cash and other transaction costs and professional fees. All fees, expenses and other costs are estimates and actual amounts may differ from those set forth in this exhibit.

CAPITALIZATION
     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred as of such date. You should read this table along with “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our historical consolidated financial statements and related notes appearing elsewhere in this exhibit.

	As of March 31,
	2008
	Historical	Pro Forma
	(In millions)
Cash and Cash Equivalents	$602	$433

Debt:
Existing revolving credit facility
Domestic based borrowings	$—	$—
Foreign subsidiary borrowings	—	—
Senior secured credit facilities:	—	—
Revolving credit facility (1)
Domestic based borrowings	—	—
Foreign subsidiary borrowings	—	80
Term loan A facility (2)	—	1,425
Term loan B facility (3)	—	10,700
Term loan C—asset sale facility (4)	—	706
Delayed draw term loan facilities (5)	—	750
Receivables based credit facility (2)	—	440
Senior cash pay notes offered in connection with the Transactions	—	980
Senior toggle notes offered in connection with the Transactions	—	1,330
Existing subsidiary debt (6)	766	119

Total guaranteed/subsidiary debt (7)(8)	$766	$16,530
Existing structurally subordinated Clear Channel notes to remain outstanding (8)(9)	5,176	3,331

Total Debt	5,942	19,861
Total Shareholders’ Equity (10)	9,662	2,644

Total Capitalization	$15,604	$22,505

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.

(2)	The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

(6)	Represents existing subsidiary indebtedness which is anticipated to remain outstanding after the closing of the Transactions. The aggregate principal amount of subsidiary indebtedness to remain outstanding assumes the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(7)	Represents the sum of the indebtedness to be incurred in connection with the closing of the Transactions, which will be guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and existing indebtedness of us and our restricted subsidiaries anticipated to remain outstanding after the closing of the Transactions, which amount reflects the purchase accounting fair value adjustments.

(8)	Represents total debt, less the amount of our existing senior notes anticipated to remain outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(9)	Represents our existing senior notes, which are not guaranteed by, or direct obligations of, our subsidiaries, a portion of which is anticipated to remain outstanding after the closing of the Transactions. The aggregate principal amount of our existing senior notes to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010. The pro forma amount includes purchase accounting fair value adjustments of $(931) million.

(10)	The pro forma amount represents total shareholders’ equity from equity investments of $3,449 million, excluding $40 million of restricted stock of CCM Parent, presented on a pro forma basis less an accounting adjustment of $805 million mainly related to continuing shareholders’ basis in accordance with EITF 88-16. See “Unaudited Pro Forma Condensed Consolidated Financial Statements—Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel’s audited historical consolidated financial statements for the year ended December 31, 2007 and Clear Channel’s unaudited historical consolidated financial statements for the three months ended March 31, 2008 and 2007.
     The following unaudited pro forma condensed consolidated financial data gives effect to the merger which will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and EITF 88-16. As a result of the potential continuing ownership in CCM Parent by certain members of Clear Channel’s management and large shareholders, CCM Parent expects to allocate a portion of the consideration to the assets and liabilities at their respective fair values with the remaining portion recorded at the continuing shareholders’ historical basis. The pro forma adjustments are based on the preliminary assessments of allocation of the consideration paid using information available to date and certain assumptions believed to be reasonable. The allocation will be determined following the close of the merger based on a formal valuation analysis and will depend on a number of factors, including: (i) the final valuation of Clear Channel’s assets and liabilities as of the effective time of the merger, (ii) the number of equity securities which are subject to agreements between certain officers or employees of Clear Channel and CCM Parent, pursuant to which such shares or options are to be converted into equity securities of CCM Parent in the merger, (iii) the identity of the shareholders who elect to receive stock consideration in the merger and the number of shares of Class A common stock allocated to them, after giving effect to the 30% aggregate cap and the individual cap of 11,111,112 shares of CCM Parent’s Class A common stock governing the stock election, (iv) the extent to which CCM Parent determines that additional equity consideration is needed and (v) the historical basis of continuing ownership under EITF 88-16. Differences between the preliminary and final allocation may have a material impact on amounts recorded for total assets, total liabilities, shareholders’ equity and income (loss). For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $3.4 billion. Based on the commitments of certain affiliated shareholders and discussions with certain other large shareholders that could materially impact the EITF 88-16 calculation, management assumed that Clear Channel shareholders will elect to receive stock consideration with a value of approximately $658.9 million in connection with the merger and an additional $390.1 million of stock consideration will be distributed as additional equity consideration. Based on these assumptions, it is anticipated that 9.9% of each asset and liability will be recorded at historic carryover basis and 90.1% at fair value. For purposes of the pro forma adjustment, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.
     The unaudited pro forma condensed consolidated balance sheet was prepared based upon the historical consolidated balance sheet of Clear Channel, adjusted to reflect the merger as if it had occurred on March 31, 2008.
     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008 were prepared based upon the historical consolidated statements of operations of Clear Channel, adjusted to reflect the merger as if it had occurred on January 1, 2007.
     The unaudited pro forma condensed consolidated statements of operations do not reflect nonrecurring charges that have been or will be incurred in connection with the merger, including (i) compensation charges of $44.0 million for the acceleration of vesting of stock options and restricted shares, (ii) certain non-recurring advisory and legal costs of $204.0 million and (iii) costs for the early redemption of certain Clear Channel debt of $51.9 million. In addition, Clear Channel currently anticipates approximately $311.0 million will be used to fund certain liabilities and post closing transactions. These funds will be provided through either additional equity contributions from the Sponsors or their affiliates or Clear Channel’s available cash balances.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto appearing in our periodic and annual reports filed with the Securities and Exchange Commission and with the historical financial statements and the notes thereto of Clear Channel included in this exhibit and the other financial information contained in “Summary Historical and Unaudited Pro Forma Consolidated and Other Data” included herein.

     The unaudited pro forma condensed consolidated data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$602,112	$(168,897	) (G)	$433,215
Accounts receivable, net	1,681,514	—		1,681,514
Prepaid expenses	125,387	—		125,387
Other current assets	270,306	43,015	(A),(B)	313,321

Total Current Assets	2,679,319	(125,882)		2,553,437
Property, plant & equipment, net	3,074,741	148,701	(A)	3,223,442
Property, plant and equipment from discontinued operations, net	15,487	4,482	(A)	19,969
Definite-lived intangibles, net	489,542	437,067	(A)	926,609
Indefinite-lived intangibles—licenses	4,213,262	2,420,063	(A)	6,633,325
Indefinite-lived intangibles—permits	252,576	2,954,805	(A)	3,207,381
Goodwill	7,268,059	3,246,222	(A)	10,514,281
Goodwill and intangible assets from discontinued operations, net	31,889	3,263	(A)	35,152
Other assets:
Notes receivable	11,630	—		11,630
Investments in, and advances to, nonconsolidated affiliates	296,481	221,897	(A)	518,378
Other assets	361,281	134,826	(A),(B)	496,107
Other investments	351,216	—		351,216
Other assets from discontinued operations	7,728	—		7,728

Total Assets	$19,053,211	$9,445,444		$28,498,655

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued expenses and accrued interest	$1,037,592	$—		$1,037,592
Current portion of long-term debt	869,631	—		869,631
Deferred income	242,861	—		242,861
Accrued income taxes	148,833	—		148,833

Total Current Liabilities	2,298,917	—		2,298,917
Long-term debt	5,072,000	13,919,095	(A),(C)	18,991,095
Other long-term obligations	167,775	—		167,775
Deferred income taxes	830,937	2,576,190	(A),(D)	3,407,127
Other long-term liabilities	560,945	(31,761	) (A),(E)	529,184
Minority interest	460,728	—		460,728

Shareholders’ Equity
Common stock	49,817	(49,317	) (F)	500
Additional paid-in capital	26,871,648	(24,228,319	) (F)	2,643,329	(G)
Retained deficit	(17,689,490)	17,689,490	(F)	—
Accumulated other comprehensive income	436,544	(436,544	) (F)	—
Cost of shares held in treasury	(6,610)	6,610	(F)	—

Total Shareholders’ Equity	9,661,909	(7,018,080	) (F)	2,643,829	(G)

Total Liabilities and Shareholders’ Equity	$19,053,211	$9,445,444		$28,498,655

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$6,921,202	$—		$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	—		2,733,004
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	—		1,761,939
Depreciation and amortization	566,627	115,324	(H)	681,951
Corporate expenses (excludes depreciation and amortization)	181,504	9,729	(K)	191,233
Merger expenses	6,762	(6,762)	(J)	—
Gain on disposition of assets — net	14,113	—		14,113

Operating income (loss)	1,685,479	(118,291)		1,567,188
Interest expense	451,870	1,181,169	(I)	1,633,039
Gain on marketable securities	6,742	—		6,742
Equity in earnings of nonconsolidated affiliates	35,176	—		35,176
Other income (expense) — net	5,326	—		5,326

Income (loss) before income taxes and minority interest	1,280,853	(1,299,460)		(18,607)
Income tax (expense) benefit	(441,148)	490,238	(D)	49,090
Minority interest expense, net of tax	47,031	—		47,031

Income (loss) from continuing operations	$792,674	$(809,222)		$(16,548)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007
(In thousands)

	Clear Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$1,505,077	$—		$1,505,077
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	627,879	—		627,879
Selling, general and administrative expenses (excludes depreciation and amortization)	416,319	—		416,319
Depreciation and amortization	139,685	28,831	(H)	168,516
Corporate expenses (excludes depreciation and amortization)	48,150	2,432	(K)	50,582
Merger expenses	1,686	(1,686)	(J)	—
Gain on disposition of assets—net	6,947	—		6,947

Operating income (loss)	278,305	(29,577)		248,728
Interest expense	118,077	290,183	(I)	408,260
Gain on marketable securities	395	—		395
Equity in earnings of nonconsolidated affiliates	5,264	—		5,264
Other income (expense)—net	(12)	—		(12)

Income (loss) before income taxes and minority interest	165,875	(319,760)		(153,885)
Income tax (expense) benefit	(70,466)	120,619	(D)	50,153
Minority interest expense, net of tax	276	—		276

Income (loss) from continuing operations	$95,133	$(199,141)		$(104,008)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2008
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$1,564,207	$—		$1,564,207
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	705,947	—		705,947
Selling, general and administrative expenses (excludes depreciation and amortization)	426,381	—		426,381
Depreciation and amortization	152,278	28,831	(H)	181,109
Corporate expenses (excludes depreciation and amortization)	46,303	2,432	(K)	48,735
Merger expenses	389	(389)	(J)	—
Gain on disposition of assets—net	2,097	—		2,097

Operating income (loss)	235,006	(30,874)		204,132
Interest expense	100,003	308,313	(I)	408,316
Gain on marketable securities	6,526	—		6,526
Equity in earnings of nonconsolidated affiliates	83,045	—		83,045
Other income (expense)—net	11,787	—		11,787

Income (loss) before income taxes and minority interest	236,361	(339,187)		(102,826)
Income tax (expense) benefit	(66,581)	128,002	(D)	61,421
Minority interest expense, net of tax	8,389	—		8,389

Income (loss) from continuing operations	$161,391	$(211,185)		$(49,794)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED MARCH 31, 2008
(In thousands)

	Clear Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$6,980,332	$—		$6,980,332
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,811,072	—		2,811,072
Selling, general and administrative expenses (excludes depreciation and amortization)	1,772,001	—		1,772,001
Depreciation and amortization	579,220	115,324	(H)	694,544
Corporate expenses (excludes depreciation and amortization)	179,657	9,729	(K)	189,386
Merger expenses	5,465	(5,465)	(J)	—
Gain on disposition of assets—net	9,263	—		9,263

Operating income (loss)	1,642,180	(119,588)		1,522,592
Interest expense	433,796	1,199,299	(I)	1,633,095
Gain on marketable securities	12,873	—		12,873
Equity in earnings of nonconsolidated affiliates	112,957	—		112,957
Other income (expense)—net	17,125	—		17,125

Income (loss) before income taxes and minority interest	1,351,339	(1,318,887)		32,452
Income tax (expense) benefit	(437,263)	497,621	(D)	60,358
Minority interest expense, net of tax	55,144	—		55,144

Income (loss) from continuing operations	$858,932	$(821,266)		$37,666

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA
     The unaudited pro forma condensed consolidated financial data includes the following pro forma assumptions and adjustments.
     (A) The pro forma adjustments include the fair value adjustments to assets and liabilities in accordance with Statement 141 and the historical basis of the continuing shareholders of the “control group” in accordance with EITF 88-16. The control group under EITF 88-16 includes members of management of Clear Channel who exchange pre-merger Clear Channel equity securities for shares of capital stock of CCM Parent and greater than 5% shareholders whose ownership has increased as a result of making a stock election in the merger. Based upon information currently available to Clear Channel, it is anticipated that the continuing aggregate ownership of the control group will be approximately 9.9%. However, the actual continuing aggregate ownership of the control group will not be determinable until after the consummation of the merger and will depend on a number of factors including the identity of the shareholders who elect to receive stock consideration and the actual fair value of equity after the merger.
     The following table shows (i) the impact of the currently anticipated continuing aggregate ownership by the control group and (ii) the impact of each 100 basis point change in the continuing aggregate ownership by the control group on the pro forma balances of CCM Parent’s definite-lived intangibles, indefinite-lived intangibles, goodwill, total assets and total shareholders’ equity at March 31, 2008, and income (loss) from continuing operations for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008.
Control Group Continuing Ownership

	9.9%	100 bps increase	100 bps decrease
		(In thousands)
Definite-lived intangibles, net	$926,609	$(4,851)	$4,851
Indefinite-lived intangibles—Licenses	6,633,325	(26,859)	26,859
Indefinite-lived intangibles—Permits	3,207,381	(32,795)	32,795
Goodwill	10,514,281	(33,388)	33,388
Total assets	28,498,655	(102,093)	102,093
Total shareholders’ equity	2,643,829	(82,664)	82,664
Income (loss) from continuing operations for the year ended December 31, 2007	(16,548)	2,071	(2,071)
Income (loss) from continuing operations for the three months ended March 31, 2008	(49,794)	518	(518)
Income (loss) from continuing operations for the three months ended March 31, 2007	(104,008)	518	(518)
Income (loss) from continuing operations for the last twelve months ended March 31, 2008	37,666	2,071	(2,071)
     For purposes of the pro forma adjustments, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.

A summary of the merger is presented below:

(In thousands)
Consideration for Equity (i)	$17,928,262
Rollover of restricted stock awards	13,567
Estimated transaction costs	235,359

Total Consideration	18,177,188
Less: Net assets acquired	9,661,909
Less: Adjustment for historical carryover basis per EITF 88-16	818,369

Excess Consideration to be Allocated	$7,696,910

Allocation:
Fair Value Adjustments:
Other current assets (B)	$(4,108)
Property, plant and equipment, net	148,701
Property, plant and equipment from discontinued operations, net	4,482
Definite-lived intangibles (ii)	437,067
Indefinite-lived intangibles—Licenses (iii)	2,420,063
Indefinite-lived intangibles—Permits (iii)	2,954,805
Intangible assets from discontinued operations, net	3,263
Investments in, and advances to, nonconsolidated affiliates	221,897
Other assets (B)	(162,736)
Long-term debt (C)	931,310
Deferred income taxes recorded for fair value adjustments to assets and liabilities (D)	(2,576,190)
Other long term liabilities (E)	31,761
Termination of interest rate swaps (C)	40,373
Goodwill (iv)	3,246,222

Total Adjustments	$7,696,910

(i)	Consideration for equity:

Total shares outstanding (1)	498,007
Multiplied by: Price per share (2)	$36.00

$17,928,262

	(1)	Total shares outstanding include 836,800 equivalent shares subject to employee stock options.

	(2)	Price per share is assumed to be $36.00 per share, which is equal to the amount of the cash consideration.

(ii)		Identifiable intangible assets acquired subject to amortization includes contracts amortizable over a weighted average amortization period of approximately 5.1 years.

(iii)		The licenses and permits were deemed to be indefinite-lived assets that can be separated from any other asset, do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives and require no material levels of maintenance to retain their cash flows. As such, licenses and permits are not currently subject to amortization. Annually, the licenses and permits will be reviewed for impairment and useful lives evaluated to determine whether facts and circumstances continue to support an indefinite life for these assets.

(iv)		The pro forma adjustment to goodwill consists of:

Removal of historical goodwill	$(7,268,059)
Goodwill arising from the merger	10,514,281

$3,246,222

     (B)  These pro forma adjustments record the deferred loan costs of $344.7 million arising from the debt issued in conjunction with the merger, the removal of historical deferred loan costs, and adjustments for the liquidation of assets for a non-qualified employee benefit plan required upon a change of control as a result of the merger.
     (C)  This pro forma adjustment reflects long-term debt to be issued in connection with the merger and the fair value adjustments to existing Clear Channel long-term debt.

Total debt to be redeemed (i)	$(1,519,860)
Issuance of debt in merger (ii)	16,410,638
Fair value adjustment ($1,047,090 related to senior notes less $12,119 related to other fair value adjustments and $103,661 related to historical carryover basis per EITF 88-16)	(931,310)
Less: termination of interest rate swaps in connection with the merger	(40,373)

Debt adjustment ($13,919,095 long-term less $0 current portion)	$13,919,095

(i)	Total Debt to be Redeemed:

Clear Channel bank credit facilities (1)	$125,000
Clear Channel senior notes due 2010	750,000
AMFM Operating Inc. 8% senior notes due 2008	644,860

Total	$1,519,860

(1)	The pro forma balance of $125 million on our bank credit facilities reflects the June 15, 2008 maturity of our 6.625% senior notes due 2008.

(ii)	Issuance of Debt in the Merger:

Senior secured credit facilities:
Revolving credit facility
Domestic based borrowings	$—
Foreign subsidiary borrowings	80,000
Term loan A facility	1,425,000
Term loan B facility	10,700,000
Term loan C—asset sale facility	705,638
Delayed draw term loan facilities	750,000
Receivables based credit facility	440,000
Notes offered in connection with the Transactions	2,310,000

Total	$16,410,638

     Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.
     The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.
     Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.
     Our senior secured credit facilities further provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.
     Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.
     Our $1,000 million receivables based credit facility will have availability that is limited by a borrowing base. We estimate that borrowing base availability under the receivables based credit facility at the closing of the Transactions will be $440 million, although our actual availability may be greater or less than our estimation.
     (D) Deferred income taxes in the unaudited pro forma condensed consolidated balance sheet are recorded at the statutory rate in effect for the various tax jurisdictions in which Clear Channel operates. Deferred income tax liabilities increased $2.6 billion on the unaudited pro forma consolidated balance sheet primarily due to the fair value adjustments for licenses, permits and other intangibles, partially offset by adjustments for deferred tax assets from net operating losses generated by transaction costs associated with the merger.
     The pro forma adjustment for income tax expense was determined using statutory rates for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008.
     (E) This pro forma adjustment is for the fair value adjustment of an existing other long-term liability and the payment of $38.1 million for a non-qualified employee benefit plan required upon a change of control as a result of the merger.
     (F) These pro forma adjustments eliminate the historical shareholders’ equity to the extent that it is not carryover basis for the control group under EITF 88-16 (90.1% eliminated with 9.9% at carryover basis).
     (G) Pro forma shareholders’ equity was calculated as follows:

		(In thousands)
Fair value of shareholders’ equity at March 31, 2008		$17,928,262
Net cash proceeds from debt due to merger (i)		(14,479,631)

Fair value of equity after merger (ii)		$3,448,631

Pro forma shareholder’s equity under EITF 88-16
Fair value of equity after merger		$3,448,631
Less: 9.9% of fair value of equity after merger ($3,448,631 multiplied by 9.9%)	(341,414)
Plus: 9.9% of shareholders’ historical carryover basis (9,661,909 multiplied by 9.9%)	956,529
Less: Deemed dividend (14,479,631 multiplied by 9.9%)	(1,433,484)

Adjustment for historical carryover basis per EITF 88-16		(818,369)
Adjustment for rollover of restricted stock awards		$13,567

Total pro forma shareholders’ equity under EITF 88-16 (iii)		$2,643,829

(i)	Net increase in debt in merger:

Issuance of debt in merger	$16,410,638
Total debt redeemed	(1,519,860)
Total decrease in cash	168,897
Estimated transaction and loan costs	(580,044)

Total increase in debt due to merger	$14,479,631

(ii)	For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $3.4 billion.

(iii)	Total pro forma shareholders’ equity under EITF 88-16:

Common stock, par value $.001 per share	$500
Additional paid-in capital	2,643,329

$2,643,829

     (H) This pro forma adjustment is for the additional depreciation and amortization related to the fair value adjustments on property, plant and equipment and definite-lived intangible assets based on the estimated remaining useful lives ranging from two to twenty years for such assets.
     (I) This pro forma adjustment is for the incremental interest expense resulting from the new capital structure resulting from the merger and the fair value adjustments to existing Clear Channel long-term debt.

		Three	Three	Twelve
		Months	Months	Months
	Year Ended	Ended	Ended	Ended
	December 31,	March 31,	March 31,	March 31,
	2007	2008	2007	2008
	(In thousands)
Interest expense on revolving credit facility (1)	$14,476	$3,619	$3,619	$14,476
Interest expense on receivables based credit facility (2)	23,356	5,895	5,839	23,412
Interest expense on term loan facilities (3)	867,229	216,807	216,807	867,229
Interest expense on notes offered in connection with the Transactions (4)	251,650	62,913	62,913	251,650
Amortization of deferred financing fees and fair value adjustments on Clear Channel senior notes (5)	232,887	58,222	58,222	232,887
Reduction in interest expense on debt redeemed	(208,429)	(39,143)	(57,217)	(190,355)

Total pro forma interest adjustment	$1,181,169	$308,313	$290,183	$1,199,299

(1)	Pro forma interest expense reflects an $80 million outstanding balance on the $2,000 million revolving credit facility at a rate equal to an applicable margin (assumed to be 3.4%) over LIBOR (assumed to be 2.7%) plus a commitment fee of 0.5% on the assumed undrawn balance of the revolving credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the revolving credit facility would change by $0.1 million.

(2)	Reflects pro forma interest expense on the receivables based credit facility at a rate equal to an applicable margin (assumed to be 2.4%) over LIBOR (assumed to be 2.7%) and assumes a commitment fee of 0.375% on the unutilized portion of the receivables based credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the receivables based credit facility would change by $0.6 million.

(3)	Reflects pro forma interest expense on the term loan facilities at a rate equal to an applicable margin over LIBOR. The pro forma adjustment assumes margins of 3.4% to 3.65% and LIBOR of 2.7%. Assumes a commitment fee of 1.82% on the unutilized portion of the delayed draw term loan facilities. For each 0.125% per annum change in LIBOR, annual interest expense on the term loan facilities would change by $17.0 million.

(4)	Assumes a fixed rate of 10.75% on the senior cash pay notes offered in connection with the Transactions and a fixed rate of 11.00% on the senior toggle notes offered in connection with the Transactions.
(i)	These pro forma financial statements include the assumptions that interest expense is calculated at the rates under each tranche of the debt per the purchase agreement and that the PIK Election has not been made in all available periods to the fullest extent possible.

The table below quantifies the effects for the period presented of two possible alternate scenarios available to Clear Channel with regard to the payment of required interest, a) paying 100% payment-in-kind (“PIK”) for all periods presented and b) electing to pay 50% in cash and 50% through use of the PIK Election for all periods presented:

	100% PIK		50% Cash/50% PIK
	Increase in	Increase	Increase in	Increase
	interest	in net	interest	in net
	expense	loss	expense	loss
Year ended December 31, 2007	$14,566	$9,031	$7,283	$4,515
Three months ended March 31, 2008	7,219	4,476	3,610	2,238
Three months ended March 31, 2007	2,494	1,547	1,247	773
Twelve months ended March 31, 2008	19,291	11,960	9,646	5,980
The use of the 100% PIK Election will increase cash balances by approximately $146 million, net of tax, in the first year that the debt is outstanding. The use of the 50% cash pay / 50% PIK Election will increase cash balances by approximately $73 million, net of tax, in the first year that the debt is outstanding.
(5)	Represents debt issuance costs associated with our new bank facilities amortized over 6 years for the receivables based credit facility and the revolving credit facility, 6 to 7.5 years for the term loan facilities and 8 years for the notes offered in connection with the Transactions.
     (J)  This pro forma adjustment reverses merger expenses as they are non-recurring charges incurred in connection with the merger.
     (K)   This pro forma adjustment records non-cash compensation expense of $9.7 million, $2.4 million, $2.4 million and $9.7 million for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008, respectively, associated with common stock options of CCM Parent that will be granted to certain key executives upon completion of the merger in accordance with new employment agreements described elsewhere in this exhibit. The assumptions used to calculate the fair value of these awards were consistent with the assumptions used by Clear Channel disclosed in its Form 10-K for the year ended December 31, 2007. It is likely that actual results will differ from these estimates due to changes in the underlying assumptions and the pro forma results of operations could be materially impacted.

Liquidity and Capital Resources Following the Transactions
     In connection with the Transactions, we will incur substantial amounts of debt, including amounts outstanding under our new senior secured credit facilities, our new receivables based credit facility and the notes offered in connection with the Transactions. Interest payments on this indebtedness will significantly reduce our cash flow from operations. Upon the consummation of the Transactions, we expect to have total debt of approximately $19,861 million.
     Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.
     The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.
     Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility. Furthermore, our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.
     Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.
     Finally, we will have a $1,000 million receivables based credit facility with availability that is limited by a borrowing base. We estimate that borrowing base availability under the receivables based credit facility at the closing of the Transactions will be $440 million, although our actual availability may be greater or less than our estimation.
     Following the Transactions, our primary source of liquidity will continue to be cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flow from operations and availability under our new senior secured credit facilities and our new receivables based credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the foreseeable future. Our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, however, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. Subject to restrictions in our new senior secured credit facilities, our new receivables based credit facility and the indenture governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations under the notes.
Radio Stations
     As of December 31, 2007, we owned 304 AM and 701 FM domestic radio stations, of which 275 stations were in the top 50 United States markets according to the Arbitron rankings as of January 2, 2008. The following table sets forth certain selected information with regard to our radio broadcasting stations.

		Number
	Market	of
Market	Rank*	Stations
New York, NY	1	5
Los Angeles, CA	2	8
Chicago, IL	3	7
San Francisco, CA	4	7
Dallas-Ft. Worth, TX	5	6
Houston-Galveston, TX	6	8
Philadelphia, PA	7	6
Atlanta, GA	8	6
Washington, DC	9	8
Boston, MA	10	4
Detroit, MI	11	7
Miami-Ft. Lauderdale-Hollywood, FL	12	7
Seattle-Tacoma, WA	14	6
Phoenix, AZ	15	8
Minneapolis-St. Paul, MN	16	7
San Diego, CA	17	8
Nassau-Suffolk (Long Island), NY	18	2
Tampa-St. Petersburg-Clearwater, FL	19	8
St. Louis, MO	20	6
Baltimore, MD	21	3
Denver-Boulder, CO	22	8
Portland, OR	23	5
Pittsburgh, PA	24	6
Charlotte-Gastonia-Rock Hill, NC-SC	25	5
Riverside-San Bernardino, CA	26	6
Sacramento, CA	27	4
Cleveland, OH	28	6
Cincinnati, OH	29	8
San Antonio, TX	30	5
Salt Lake City-Ogden-Provo, UT	31	6
Las Vegas, NV	33	4
Orlando, FL	34	7
San Jose, CA	35	3
Milwaukee-Racine, WI	36	6
Columbus, OH	37	7
Providence-Warwick-Pawtucket, RI	39	4
Indianapolis, IN	40	3

		Number
	Market	of
Market	Rank*	Stations
Norfolk-Virginia Beach-Newport News, VA	41	4
Austin, TX	42	6
Raleigh-Durham, NC	43	4
Nashville, TN	44	5
Greensboro-Winston Salem-High Point, NC	45	5
West Palm Beach-Boca Raton, FL	46	6
Jacksonville, FL	47	7
Oklahoma City, OK	48	6
Memphis, TN	49	7
Hartford-New Britain-Middletown, CT	50	5
Louisville, KY	53	8
Rochester, NY	54	7
New Orleans, LA	55	7
Richmond, VA	56	6
Birmingham, AL	57	5
McAllen-Brownsville-Harlingen, TX	58	5
Greenville-Spartanburg, SC	59	6
Dayton, OH	60	8
Tucson, AZ	61	7
Ft. Myers-Naples-Marco Island, FL	62	6
Albany-Schenectady-Troy, NY	63	7
Honolulu, HI	64	6
Tulsa, OK	65	6
Fresno, CA	66	8
Grand Rapids, MI	67	7
Allentown-Bethlehem, PA	68	4
Albuquerque, NM	69	7
Omaha-Council Bluffs, NE-IA	72	5
Sarasota-Bradenton, FL	73	6
Akron, OH	74	5
Wilmington, DE	75	2
El Paso, TX	76	5
Bakersfield, CA	77	6
Harrisburg-Lebanon-Carlisle, PA	78	6
Stockton, CA	79	6
Baton Rouge, LA	80	6
Monterey-Salinas-Santa Cruz, CA	81	5
Syracuse, NY	82	7
Little Rock, AR	84	5
Springfield, MA	86	5
Charleston, SC	87	6
Toledo, OH	88	5
Columbia, SC	90	6
Des Moines, IA	91	5
Spokane, WA	92	6
Mobile, AL	93	4
Colorado Springs, CO	95	3

		Number
	Market	of
Market	Rank*	Stations
Ft. Pierce-Stuart-Vero Beach, FL	96	6
Melbourne-Titusville-Cocoa, FL	97	4
Wichita, KS	98	4
Madison, WI	99	6
Various United States Cities	101-150	104
Various United States Cities	151-200	87
Various United States Cities	201-250	52
Various United States Cities	251+	69

Various United States Cities	unranked	69
Non-core radio (1)		115

Total (2)(3)		1,005

*	Per Arbitron Rankings as of January 2, 2008.

(1)	Included in the 115 non-core radio stations are 63 stations which were sold subsequent to December 31, 2007, and 32 stations which were subject to sale under definitive asset purchase agreements at March 31, 2008.

(2)	In connection with the merger, we have agreed with regulatory authorities to divest of a total of 62 stations (47 core radio stations and 15 non-core radio stations).

(3)	Excluded from the 1,005 radio stations owned or operated by us are five radio stations programmed pursuant to a LMA or shared services agreement (where the FCC licenses are not owned by us) and one Mexican radio station that we provide programming to and for which we sell airtime for under exclusive sales agency arrangements. Also excluded are radio stations in Australia, Mexico and New Zealand. We own a 50%, 40% and 50% equity interest in companies that have radio broadcasting operations in these markets, respectively. On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.